Exhibit 10.4

TERMINATION AGREEMENT

Termination Agreement (this “Agreement”), dated as of August 15, 2006, by and between Hertz Global Holdings, Inc. (“Holdings”) and Craig R. Koch (“Optionholder”).

1.             Termination of Options and Option Agreements.  Each of Holdings and the Optionholder (a) agrees that, effective upon the date of this Agreement, each of the Employee Stock Option Agreements, dated as of June 12, 2006, to which the Optionholder is a party (the “Option Agreements”), each of the options to purchase shares of the Company (the “Options”) granted thereunder, and the respective rights and obligations of Holdings and Optionholder under the Hertz Global Holdings, Inc. Stock Incentive Plan (the “Plan”) with respect to the Options, shall terminate (in accordance with the terms of the Plan and the Option Agreements) and shall cease to have any further force or effect, and (b) each of Holdings and the Optionholder shall be released and discharged from any and all obligations and liabilities under the Options, the Option Agreements and the Plan (insofar as it relates to the Options).

2.             Release.  The Optionholder hereby releases, remises, acquits and discharges the Company, its successors and assigns from any and all claims, known or unknown, and however denominated, which he, his successors or assigns has or may have against any such releasees and any and all liability such releasees may have to the Optionholder, in each case arising from or relating to the Options or the Option Agreements.  This release is for any relief, no matter how denominated, including but not limited to injunctive relief, compensatory damages, punitive damages or rescissory damages.  The Optionholder further agrees that he will not file or permit to be filed on his behalf any such claim.  Notwithstanding the foregoing, this release shall not apply to any claims the Optionholder may have arising from or relating to his employment or any other options granted pursuant to the Plan, and shall not preclude the Optionholder from making claims that he or she could assert only in response to claims asserted against the Optionholder by the Company.

3.             Miscellaneous.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.  This Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs, and assigns.  This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.  This Agreement may not be amended orally, but only by a writing duly executed by the parties hereto.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, all as of the date first written above.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Irwin Pollack
	Name:	Irwin M. Pollack
	Title:	Senior Vice President Employee Relations

CRAIG R. KOCH

By:		/s/ Craig Koch
Name: Craig R. Koch